NEWS RELEASE

For further
information     W. Harold Parker, Jr.(CCBF)   (919) 683-7631
contact:        Pressley A. Ridgill (SCBC)    (704) 855-6154



     FOR IMMEDIATE RELEASE                March 16, 1995

          SHAREHOLDERS OF CCB FINANCIAL CORPORATION AND
             SECURITY CAPITAL BANCORP APPROVE MERGER

         Durham   and  Salisbury,  North  Carolina---CCB
    Financial  Corporation  (CCBF:Nasdaq)  and  Security
    Capital   Bancorp  (SCBC:Nasdaq)  jointly  announced
    today that their respective shareholders approved the merger of SCBC into CCBF at special shareholder meetings held on March 16, 1995. Over 92% of the shares of CCBF and SCBC voted at these separate meetings were cast in favor of the merger proposal.

         Ernest   C.   Roessler,  President  and   Chief
    Executive Officer of CCB, stated that "we are pleased that this final approval necessary to close our merger with Security Capital has been obtained.
    We  are  excited about combining our  companies
    and moving  forward in achieving the opportunities
    that will be available to us.  The merger will
    result  in a   significant  increase  in  CCB's
    share of the critical Charlotte banking market and will provide us with substantial presence in a number of the important market areas in the south central and western Piedmont regions of North Carolina."

         David   B.  Jordan,  Vice-Chairman  and
    Chief Executive   Officer   of  SCBC,   commented:
    "The overwhelming  support  of our shareholders
    for  the merger confirms the judgment of our
    management  and Board  of Directors that the
    combination of Security Capital  and  CCBF is in
    the best interests  of  our shareholders   and
    will  provide   them  with   a
    significant ownership interest in a company with
    the financial   strength,  resources,  market
    presence, breadth  of  products and services and
    opportunities for  operating  efficiencies
    necessary  to  compete successfully   in   the
    increasingly   concentrated financial  services
    industry.  We are  gratified  by our
    shareholders' support.  This is  a  significant
    event  in  the  history  of our  two  companies
    and presents   exciting  prospects  for  our
    combined company's future."

         As  the  resulting corporation, CCBF will
    have consolidated  assets of more than $4.7
    billion  and will  operate  approximately 150
    offices  in  North Carolina.  The great majority
    of these offices  will be  in the populous and
    commercially developed  area of  the  State
    extending from the Research  Triangle region
    surrounding  Raleigh  and   Durham,   North
    Carolina, along the I-85/I-40 corridors through the Piedmont Triad region surrounding
    Greensboro and Winston-Salem, to the Metrolina region surrounding Charlotte.

    CCBF and SCBC currently expect the merger, and the related mergers of SCBC's financial institution subsidiaries, Security Capital and OMNIBANK, SSB
    (Salisbury, North Carolina), Citizens Savings,  SSB,
    (Concord,  North Carolina), and Home  Savings  Bank,
    SSB  (Kings  Mountain, North Carolina) into  Central
    Carolina Bank and Trust Company, to close on May 19,
    1995.